Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Willdan Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-217356, No. 333-232438, No. 333-219133, No. 333-219129, No. 333-139127, No. 333-152951, No. 333-168787, No. 333-184823 and No. 333-212907) on Forms S-3 and S-8 of Willdan Group, Inc. of our report dated March 9, 2018, except for note 2 (Segment Information and Contract Accounting), note 4, and note 13, as to which the date is October 3, 2018, with respect to the consolidated statements of comprehensive income, stockholders’ equity, and cash flows for the year ended December 29, 2017, and the related notes, which report appears in this annual report on Form 10‑K of Willdan Group., Inc.

/s/ KPMG LLP

Irvine, California
March 5, 2020